EXHIBIT 99.1

MetroCorp Announces the Appointment of Krishnan Balasubramanian to Its Board of Directors

HOUSTON, Nov. 30, 2007 (PRIME NEWSWIRE) -- The Board of Directors of MetroCorp Bancshares, Inc. (the "Company") (Nasdaq:MCBI) is pleased to announce the appointment of Mr. Krishnan Balasubramanian as an independent Class III member of the MCBI's Board effective November 27, 2007. Mr. George M. Lee, Executive Vice Chairman, CEO and President of MCBI said, "Mr. Krishnan Balasubramanian, who was educated in India and the United States and is now a resident of Houston, Texas, served as the Chairman of the Board and President of Texas Instruments, Japan from 2001-2006 and brings with him multicultural corporate knowledge and experience in dealing with complex international regulatory and business issues. The MCBI Board believes that Mr. Krishnan Balasubramanian complements the other members of the Board and that he will be able to immediately contribute to MCBI and the Board."

"Over the years, MCBI had developed a strong client base with the Chinese, Korean, Vietnamese and other Asian ethnic communities and the Board believes that Mr. Krishnan Balasubramanian will be able to assist MCBI's management team in gaining a stronger foothold of the fast growing Indian and Pakistani market in MCBI's Texas and California market areas," Mr. Lee continued. "With China and India being the two of the fastest growing economies in the world, we see a lot of the similar business mind sets and philosophies between the two cultures. MCBI is one of the few Asian ethnic banking companies offering state of the art international banking facilities in the markets it serves, and we see an opportunity to expand our customer base to other ethnic markets."

MetroCorp Bancshares, Inc., provides a full range of commercial and consumer banking services through its wholly owned subsidiaries, MetroBank, N.A. and Metro United Bank. The Company has twelve full-service banking locations in the greater Houston and Dallas, Texas metropolitan areas, and six full service banking locations in the greater San Diego, Los Angeles and San Francisco, California metropolitan areas. As of September 30, 2007, the Company had consolidated assets of $1.4 billion. For more information, visit the Company's web site at www.metrobank-na.com.

The statements contained in this release that are not historical facts may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements describe the Company's future plans, projections, strategies and expectations, are based on assumptions and involve a number of risks and uncertainties, many of which are beyond the Company's control. Important factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: (1) general business and economic conditions in the markets the Company serves may be less favorable than expected, which could decrease the demand for loan, deposit and other financial services and increase loan delinquencies and defaults; (2) changes in the interest rate environment which could reduce the Company's net interest margin; (3) changes in management's assumptions regarding the adequacy of the allowance for loan losses; (4) legislative or regulatory developments including changes in laws concerning taxes, banking, securities, insurance and other aspects of the financial securities industry; (5) the effects of competition from other financial institutions operating in the Company's market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the Internet; (6) changes in accounting principles, policies or guidelines; and (7) the Company's ability to adapt successfully to technological changes to meet customers' needs and developments in the market place. All written or oral forward-looking statements are expressly qualified in their entirety by these cautionary statements. Please also read the additional risks and factors described from time to time in the Company's reports and other documents filed with the Securities and Exchange Commission.

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CONTACT:  MetroCorp Bancshares, Inc.
          George M. Lee, CEO
          (713) 776-3876